News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
July 29, 2014	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 2nd Quarter results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the second quarter of 2014. Net income increased 31.68% to $8.5 million compared to $6.4 million for the same period of 2013. Diluted net income per common share increased 31.25% to $0.63 from $0.48 for the comparable period of 2013.

The Corporation further reported net income of $16.3 million for the six months ended June 30, 2014 versus $14.1 million for the comparable period of 2013, an increase of 15.42%. Diluted net income per common share also increased 15.09% to $1.22 for the six months ended June 30, 2014 versus $1.06 for the comparable period of 2013. Return on assets for the six months ended June 30, 2014 was 1.08% compared to 0.96% for the six months ended June 30, 2013.

Norman L. Lowery, President and Chief Executive Officer, commented, “We are pleased with the continued growth in our net interest income and our exceptional credit quality.”

Earnings for the six month period ended June 30, 2014 were negatively impacted by a non-cash provision for state income tax expense of $607,541, which resulted from the revaluation of the Corporation’s state deferred tax items. The tax rate, currently 8.0%, is scheduled to drop to 6.5% for 2017. The new legislation further reduces the rate to 4.9%, beginning in 2019. The lower tax rate going forward reduces the benefit provided by the Corporation’s existing deferred tax items.

Average total loans for the second quarter of 2014 were $1.79 billion, a decrease of $35.0 million or 1.92%, versus the $1.82 billion for the comparable period in 2013. Total loans outstanding decreased $6.7 million, or .37%, from $1.80 billion as of June 30, 2013 to $1.79 billion as of June 30, 2014. On a linked quarter basis, average total loans increased $2.7 million, or .15%, from $1.78 billion for the quarter ending March 31, 2014.

Average total deposits for the quarter ended June 30, 2014 were $2.48 billion versus $2.32 billion as of June 30, 2013, an increase of 6.76%.

The company’s tangible common equity to tangible asset ratio was 12.10% at June 30, 2014, compared to 11.22% at June 30, 2013.

Net interest income for the second quarter of 2014 was $26.6 million, an increase of 3.37% over the $25.7 million reported for the same period of 2013. The net interest margin at June 30, 2014 was unchanged from the 4.09% reported at June 30, 2013. Despite downward pressure on loan yields and the prolonged low interest rate environment, the Corporation’s net interest margin remained stable.

The provision for loan losses for the three months ended June 30, 2014 was a negative $356 thousand compared to the $2.96 million provision for the second quarter of 2013. Net charge-offs were $2.03 million for the second quarter of 2014 compared to $5.84 million in the same period of 2013. The Corporation’s allowance for loan losses as of June 30, 2014 was $18.3 million compared to $22.1 million as of June 30, 2013. The allowance for loan losses as a percent of total loans was 1.02% as of June 30, 2014 compared to 1.23% as of June 30, 2013.

Nonperforming assets decreased 32.7% to $39.1 million as of June 30, 2014 versus $58.1 million as of June 30, 2013. The ratio of nonperforming assets to total loans and leases was 2.18% as of June 30, 2014 versus 3.23% as of June 30, 2013.

Non-interest income for the three months ended June 30, 2014 and 2013 was $9.6 and $9.7 million, respectively, a 1.01% decrease. Gains from the sale of mortgage loans decreased $486 thousand, driven by lower production volumes. Service charges and fees on deposit accounts increased by $367 thousand, and other service fees increased by $263 thousand.

Non-interest expense for the three months ended June 30, 2014 increased $666 thousand to $24.0 million compared to $23.4 million in 2013. On a linked quarter basis, non-interest expense increased $344 thousand from $23.7 million for the quarter ended March 31, 2014. On a year-over-year basis, salaries and employee benefits increased $674 thousand driven by the branch expansion and normal merit increases. Occupancy expenses increased $213 thousand due to the branch expansion and weather related expenses. The Corporation’s efficiency ratio was 63.76% for the quarter ending June 30, 2014 versus 63.54% for the same period in 2013.

Book value per share was $30.38 at June 30, 2014, a 9.74% increase from the $27.68 at June 30, 2013. Shareholders’ equity increased 10.14% to $405.7 million from $368.4 million on June 30, 2013.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Cash and due from banks	$84,774	$71,033
Federal funds sold	9,370	4,276
Securities available-for-sale	912,495	914,560
Loans:
Commercial	1,046,883	1,042,138
Residential	477,265	482,377
Consumer	268,403	268,033
	1,792,551	1,792,548
Less:
Unearned Income	111	(1,120)
Allowance for loan losses	(18,255)	(20,068)
	1,774,407	1,771,360
Restricted Stock	21,064	21,057
Accrued interest receivable	10,950	11,554
Premises and equipment, net	51,754	51,449
Bank-owned life insurance	79,863	79,035
Goodwill	39,489	39,489
Other intangible assets	4,388	4,935
Other real estate owned	5,190	5,291
FDIC Indemnification Asset	420	1,055
Other assets	39,759	43,624
TOTAL ASSETS	$3,033,923	$3,018,718

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$505,846	$506,815
Interest-bearing:
Certificates of deposit of $100 or more	168,799	179,177
Other interest-bearing deposits	1,758,438	1,772,799
	2,433,083	2,458,791
Short-term borrowings	73,420	59,592
Other borrowings	63,140	58,288
Other liabilities	58,534	55,852
TOTAL LIABILITIES	2,628,177	2,632,523

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,538,132 in 2014 and 14,516,113 in 2013
Outstanding shares-13,355,272 in 2014 and 13,343,029 in 2013	1,812	1,811
Additional paid-in capital	71,557	71,074
Retained earnings	366,858	357,083
Accumulated other comprehensive loss	(4,320)	(13,969)
Less: Treasury shares at cost-1,182,860 in 2014 and 1,173,084 in 2013	(30,161)	(29,804)
TOTAL SHAREHOLDERS’ EQUITY	405,746	386,195
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,033,923	$3,018,718

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME:
Loans, including related fees	$21,625	$22,576	$43,843	$46,030
Securities:
Taxable	4,298	3,479	8,742	6,694
Tax-exempt	1,766	1,761	3,512	3,531
Other	426	489	842	992
TOTAL INTEREST INCOME	28,115	28,305	56,939	57,247
INTEREST EXPENSE:
Deposits	1,233	1,534	2,523	3,276
Short-term borrowings	22	19	36	39
Other borrowings	254	1,014	632	2,021
TOTAL INTEREST EXPENSE	1,509	2,567	3,191	5,336
NET INTEREST INCOME	26,606	25,738	53,748	51,911
Provision for loan losses	(356)	2,960	1,604	5,981
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	26,962	22,778	52,144	45,930
NON-INTEREST INCOME:
Trust and financial services	1,414	1,403	2,903	2,929
Service charges and fees on deposit accounts	2,761	2,394	5,245	4,648
Other service charges and fees	2,989	2,726	5,828	5,226
Securities gains/(losses), net	(1)	3	(1)	7
Insurance commissions	1,852	1,941	3,765	3,904
Gain on sales of mortgage loans	457	943	833	1,906
Other	93	253	1,103	920
TOTAL NON-INTEREST INCOME	9,565	9,663	19,676	19,540
NON-INTEREST EXPENSE:
Salaries and employee benefits	13,887	13,713	27,983	27,309
Occupancy expense	1,789	1,576	3,714	3,098
Equipment expense	1,904	1,537	3,562	3,038
FDIC Expense	473	502	960	1,059
Other	5,996	6,055	11,535	11,078
TOTAL NON-INTEREST EXPENSE	24,049	23,383	47,754	45,582
INCOME BEFORE INCOME TAXES	12,478	9,058	24,066	19,888
Provision for income taxes	3,990	2,612	7,747	5,749
NET INCOME	8,488	6,446	16,319	14,139
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/losses on securities, net of reclassifications and taxes	4,116	(10,559)	9,419	(12,226)
Change in funded status of post retirement benefits, net of taxes	115	338	230	552
COMPREHENSIVE INCOME	$12,719	$(3,775)	$25,968	$2,465
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.63	$0.48	$1.22	$1.06
Dividends per Share	$0.49	$0.48	$0.49	$0.48
Weighted average number of shares outstanding (in thousands)	13,355	13,307	13,352	13,304

Key Ratios	For the Six Months Ended
	June 30,	June 30,
	2014	2013
Return on average assets	1.08%	0.96%
Return on average common shareholder's equity	8.15%	7.49%
Average common shareholder's equity to average assets	13.25%	12.86%
End of period tangible common equity to tangible assets	12.10%	11.22%
Book value per share	$30.38	$27.68
Tangible book value per share	$27.10	$24.61
Risk-based capital - Tier 1	16.75%	15.90%
Risk-based capital - Total	17.58%	16.92%
Net interest margin	4.09%	4.09%
Efficiency Ratio	62.43%	61.37%
Net charge-offs to average loans and leases	0.38%	0.53%
Loan and lease loss reserve to loans and leases	1.02%	1.23%
Nonperforming assets to loans and leases	2.18%	3.23%

Asset Quality	For the Six Months Ended
	June 30,	June 30,
	2014	2013
Accruing loans and leases past due 90 days or more	$824	$980
Nonaccrual loans and leases	18,406	27,554
Other real estate owned	5,190	9,336
Troubled debt restructurings	14,721	20,270
Total nonperforming assets	$39,141	$58,140